EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $.0001 per share, of Face Up Entertainment Group, Inc and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 9, 2012.

Special Times For Special Needs, Inc.

By: /s/ Gabriel Solomon
Gabriel Solomon, Secretary

/s/ Gabriel Solomon
Gabriel Solomon

/s/Zachary Grossman
Zachary Grossman